Exhibit 4.16

EXECUTION VERSION

A MORTGAGE AND SECURITY

AGREEMENT

dated as of July 2, 2009

between

UNITED AIR LINES, INC.,

the Company

and

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,

the Collateral Agent

i

TABLE OF CONTENTS

(continued)

ANNEX A	–	Defined Terms
ANNEX B	–	Insurance

EXHIBIT A	–	Form of A Mortgage Supplement

ii

A MORTGAGE AND SECURITY AGREEMENT

A MORTGAGE AND SECURITY AGREEMENT dated as of July 2, 2009 (this “A Mortgage”), between UNITED AIR LINES, INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, as Collateral Agent (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms and conditions of that certain Indenture dated as of July 2, 2009 (the “Indenture”) among the Company and Wells Fargo Bank Northwest, National Association, as the Trustee and as the Collateral Agent, the Company has issued to the Holders certain Senior Secured Notes due 2012 (the “Securities”);

WHEREAS, the Company desires by this A Mortgage, among other things, to grant to the Collateral Agent for the benefit of the Trustee and other Secured Parties a first priority perfected security interest in the Collateral (as defined below) in accordance with the terms hereof, as security for the Securities and all other Secured Obligations;

WHEREAS, all things necessary to make this A Mortgage the valid, binding and legal obligation of the Company for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened; and

WHEREAS, the Company is a U.S. Certificated Air Carrier;

NOW, THEREFORE, the Company and the Collateral Agent agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed in the manner described, in Annex A hereto or Section 1.01 of the Indenture, as the case may be.

ARTICLE II

GRANT OF SECURITY INTEREST

Section 2.01. Grant of Security Interest. In order to secure the prompt payment and performance of the Secured Obligations from time to time outstanding according to their tenor and effect and to secure the performance and observance by the Company of all the agreements, covenants and provisions contained herein, in the Indenture, the Securities and each of the other Transaction Documents for the benefit of the Secured Parties, and in consideration of the premises and of the covenants herein contained, and of the acceptance of the Securities by the holders thereof, and for other good and valuable consideration the receipt and adequacy whereof are hereby acknowledged, the Company has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign,

[A Mortgage and Security Agreement]

transfer, convey, mortgage, pledge and confirm, unto the Collateral Agent, its successors and assigns, for the security and benefit of the Secured Parties, a first priority security interest in, and mortgage lien on, all right, title and interest of the Company in, to and under the following described property, rights and privileges, whether now or hereafter acquired (which, collectively, together with all property hereafter specifically subject to the Lien of this A Mortgage by the terms hereof or any supplement hereto, are included within, and are referred to as, the “Collateral”), to wit:

(1) All Spare Parts, first placed in service after October 22, 1994 and currently owned or hereafter acquired by the Company, including without limitation the Spare Parts for the Company’s Boeing 777 fleet and the Expendables; provided, however, that the following shall be excluded from the Lien of this A Mortgage: (v) any Spare Part so long as it is incorporated in, installed on, attached or appurtenant to, or being used on, an Aircraft, Engine or Spare Part that is so incorporated, installed, attached, appurtenant or being used; (w) any Spare Part that has been incorporated in, installed on, attached or appurtenant to, or used on an Aircraft, Engine or Spare Part that is so incorporated, installed, attached, appurtenant or being used, for so long after its removal from such Aircraft or Engine as it remains owned by a lessor or conditional seller of, or subject to a Lien applicable to, such Aircraft or Engine; (x) the Excluded Parts; (y) any Spare Part leased to, loaned to, or held on consignment by, the Company; and (z) any Spare Part first placed in service on or prior to October 22, 1994 and currently owned or hereafter acquired by the Company (such Spare Parts, giving effect to such exclusions, the “Pledged Spare Parts”);

(2) The rights of the Company under any warranty or indemnity, express or implied, regarding title, materials, workmanship, design or patent infringement or related matters in respect of the Pledged Spare Parts (the “Warranties”);

(3) All proceeds with respect to the sale or other disposition by the Collateral Agent of any Pledged Spare Part or other Collateral pursuant to the terms of this A Mortgage, and all property insurance proceeds with respect to any Pledged Spare Part, but excluding any insurance maintained by the Company and not required under Section 3.06;

(4) All rents, revenues and other proceeds collected by the Collateral Agent pursuant to Section 4.02(b) and all monies and securities from time to time deposited or required to be deposited with the Collateral Agent by or for the account of the Company pursuant to any terms of this A Mortgage held or required to be held by the Collateral Agent hereunder, including all Eligible Accounts (including the Securities Account);

(5) All cash, Investment Securities and other financial assets held in any Eligible Account by the Collateral Agent or an Eligible Institution; all Cash Collateral; and all security entitlements with respect thereto;

[A Mortgage and Security Agreement]

(6) All repair, maintenance and inventory records, logs, manuals and all other documents and materials similar thereto (including, without limitation, any such records, logs, manuals, documents and materials that are computer print-outs) at any time maintained, created or used by the Company, and all records, logs, documents and other materials required at any time to be maintained by the Company pursuant to the FAA or under the Act, in each case with respect to any of the Pledged Spare Parts (the “Spare Parts Documents”); and

(7) All proceeds of the foregoing.

PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions, so long as no Event of Default shall have occurred and be continuing, (a) the Collateral Agent shall not (and shall not permit any of its Affiliates or any other Person claiming by, through or under it to) take or cause to be taken any action contrary to the Company’s rights set forth herein and in the Indenture to the quiet enjoyment of the Pledged Spare Parts, and to possess, use, retain and control the Pledged Spare Parts and all revenues, income and profits derived therefrom without hindrance and (b) the Company shall have the right, to the exclusion of the Collateral Agent and the other Secured Parties, with respect to the warranties and indemnities referred to in clause (2) above, to exercise in the Company’s name all rights and powers (other than to amend, modify or waive any of the warranties or indemnities contained therein, except in the exercise of the Company’s reasonable business judgment) and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity under any of the warranties or indemnities.

TO HAVE AND TO HOLD all and singular the aforesaid property unto the Collateral Agent, and its successors and assigns, in trust for the equal and proportionate benefit and security of the Secured Parties for the uses and purposes and in all cases and as to all property specified in clauses (1) through (7) inclusive above, subject to the terms and provisions set forth in this A Mortgage.

It is expressly agreed that anything herein contained to the contrary notwithstanding, the Company shall remain liable under each Pledged Agreement to perform all of the obligations assumed by it thereunder, except to the extent prohibited or excluded from doing so pursuant to the terms and provisions thereof, and the Secured Parties shall have no obligation or liability under any Pledged Agreement by reason of or arising out of the assignment hereunder, nor shall the Secured Parties be required or obligated in any manner to perform or fulfill any obligations of the Company under or pursuant to any Pledged Agreement, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

The Company does hereby constitute the Collateral Agent the true and lawful attorney of the Company, irrevocably, granted for good and valuable consideration and coupled with an interest and with full power of substitution, and with full power (in the name of the Company or otherwise) to ask for, require, demand, receive, compound and give acquittance for any and all monies and claims for monies (in each case including insurance and requisition proceeds) due

[A Mortgage and Security Agreement]

and to become due under or arising out of any Pledged Agreement, and all other property which now or hereafter constitutes part of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceedings which the Collateral Agent may deem to be necessary or advisable in the premises; provided that the Collateral Agent shall not exercise any such rights except upon the occurrence and during the continuance of an Event of Default.

The Company agrees that at any time and from time to time, upon the written request of the Collateral Agent, the Company will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents (including without limitation UCC continuation statements) as the Collateral Agent may reasonably deem necessary to perfect, preserve or protect the mortgage, security interests and assignments created or intended to be created hereby or to obtain for the Collateral Agent the full benefits of the assignment hereunder and of the rights and powers herein granted.

ARTICLE III

COVENANTS OF THE COMPANY

Section 3.01. Liens. The Company will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Company’s right, title and interest in and to the Collateral, except Permitted Liens. The Company shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any such Lien other than a Permitted Lien arising at any time.

Section 3.02. Maintenance, Use, Designated Location and Possession.

(a) Maintenance. The Company, at its own cost and expense:

(i) shall maintain, or cause to be maintained, at all times the Pledged Spare Parts in accordance with all applicable Laws issued by the FAA or any other Government Entity having jurisdiction over the Company or any such Pledged Spare Parts, including making any modifications, alterations, replacements and additions necessary therefor, and shall utilize, or cause to be utilized, the same manner and standard of maintenance with respect to each model of Spare Part included in the Pledged Spare Parts as is utilized for such model of Spare Part owned by the Company and not included in the Pledged Spare Parts;

(ii) shall maintain, or cause to be maintained, all records, logs and other materials required by the FAA or under the Act to be maintained in respect of the Pledged Spare Parts and shall not modify its record retention procedures in respect of the Pledged Spare Parts if such modification would materially diminish the value of the Pledged Spare Parts, taken as a whole;

(iii) shall maintain, or cause to be maintained, the Pledged Spare Parts in good working order and condition and shall perform all maintenance thereon necessary

[A Mortgage and Security Agreement]

for that purpose, excluding (x) Pledged Spare Parts that have become worn out or unfit for use and not reasonably repairable or that have become obsolete, (y) Pledged Spare Parts that are not required for the Company’s normal operations and (z) Expendables that have been consumed or used in the Company’s operations; and

(iv) shall maintain, or cause to be maintained, all Spare Parts Documents in respect of the Pledged Spare Parts in the English language.

(b) Use, Designated Location and Possession.

(i) Subject to the terms of Section 4.11 of the Indenture, the Company shall have the right, at any time and from time to time at its own cost and expense, without any release from or consent by the Collateral Agent, to deal with the Pledged Spare Parts in any manner consistent with the Company’s ordinary course of business, including without limitation any of the following:

(A) to incorporate in, install on, attach or make appurtenant to, or use in, any Aircraft, Engine or Spare Part leased to or owned by the Company (whether or not subject to any Lien) any Pledged Spare Part, free from the Lien of this A Mortgage;

(B) to dismantle any Pledged Spare Part that has become worn out or obsolete or unfit for use, and to sell or dispose of any such Pledged Spare Part or any salvage resulting from such dismantling, free from the Lien of this A Mortgage; and

(C) to transfer any or all of the Pledged Spare Parts located at one or more Designated Locations to one or more other Designated Locations or to one or more locations which are not Designated Locations.

(ii) The Company shall keep the Pledged Spare Parts at one or more of the Designated Locations, except as otherwise permitted under Section 3.02(b)(i) or 3.02(c) of this A Mortgage. If and whenever the Company shall wish to add a location as a Designated Location, the Company will furnish to the Collateral Agent the following:

(A) an A Mortgage Supplement duly executed by the Company, identifying each location that is to become a Designated Location and specifically subjecting the Pledged Spare Parts at such location to the Lien of this A Mortgage;

(B) an opinion of counsel, dated the date of execution of said A Mortgage Supplement, stating that said A Mortgage Supplement has been duly filed for recording in accordance with the provisions of the Act, and either: (a) no other filing or recording is required in any other place within the United States in order to perfect the Lien of this A Mortgage on the Spare Parts held at the Designated Locations specified in such A Mortgage Supplement under the laws of

[A Mortgage and Security Agreement]

the United States, or (b) if any such other filing or recording shall be required that said filing or recording has been accomplished in such other manner and places, which shall be specified in such opinion of counsel, as are necessary to so perfect the Lien of this A Mortgage; and

(C) An Officer’s Certificate stating that in the opinion of the officer executing such Officer’s Certificate, all conditions precedent provided for in this A Mortgage relating to the subjection of such property to the Lien of this A Mortgage have been complied with.

(iii) Without the prior written consent of the Collateral Agent, the Company will not sell, lease or otherwise in any manner deliver, transfer or relinquish possession of any Pledged Spare Part to anyone other than the grant of the security interest to the Collateral Agent pursuant to this A Mortgage and the other Security Documents, except as permitted by the provisions of Section 4.11 of the Indenture and Sections 3.02(b) and 3.02(c) of this A Mortgage and except that, notwithstanding the foregoing, the Company shall have the right, in the ordinary course of business, (i) to transfer possession of any Pledged Spare Part to the manufacturer thereof or any other organization for testing, overhaul, repairs, maintenance, alterations or modifications or to any Person for the purpose of transport to any of the foregoing or (ii) to subject any Pledged Spare Part to a pooling, exchange, borrowing or maintenance servicing agreement or arrangement customary in the airline industry and entered into by the Company in the ordinary course of its business; provided, however, that if the Company’s title to any such Pledged Spare Part shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be a Sale with respect to such Pledged Spare Part subject to the provisions of Section 4.11 of the Indenture.

(iv) So long as no Event of Default shall have occurred and be continuing and subject to the other terms of this Section 3.02 and to the terms of Section 4.11 of the Indenture, the Company may enter into a lease with respect to any Pledged Spare Part to any U.S. Certificated Air Carrier that is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person (a “Permitted Lessee”). In the case of any such lease, the Company will include in such lease appropriate provisions which (t) make such lease expressly subject and subordinate to all of the terms of this A Mortgage, including the rights of the Collateral Agent to repossess such Pledged Spare Part and avoid such lease in the exercise of its rights to repossession of the Pledged Spare Parts under this A Mortgage, and the Company shall remain primarily liable for the performance and observance of all of the terms of this A Mortgage and all the terms and conditions of this A Mortgage and the other Transaction Documents shall remain in effect, in each case to the same extent as if such lease or transfer had not occurred; (u) require the Permitted Lessee to comply with the terms of Section 3.06; and (v) require that the Pledged Spare Parts subject thereto be used in accordance with the limitations applicable to the Company’s use, possession and location of such Pledged Spare Parts provided in this

[A Mortgage and Security Agreement]

A Mortgage (including, without limitation, that such Pledged Spare Parts be kept at one or more Designated Locations), it being understood that such Permitted Lessee shall be entitled to incorporate in, install on, attach or make appurtenant to, or use in, any Aircraft or Engine leased to, or owned by, such Permitted Lessee (whether or not subject to any Lien) any Pledged Spare Part subject thereto, free from the Lien of this A Mortgage. No lease permitted under this Section shall be entered into unless (w) the Company shall provide written notice to the Collateral Agent (promptly after entering into any such lease); (x) the Company shall furnish to the Collateral Agent evidence reasonably satisfactory to the Collateral Agent that the insurance required by Section 3.06(a) remains in effect; (y) all necessary documents shall have been duly filed, registered or recorded in such public offices as may be required fully to preserve the first priority security interest (subject to Permitted Liens) of the Collateral Agent in the Pledged Spare Parts; and (z) the Company shall reimburse the Collateral Agent for all of its reasonable out-of-pocket fees and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by the Collateral Agent in connection with any such lease. Except as otherwise provided herein and without in any way relieving the Company from its primary obligation for the performance of its obligations under this A Mortgage and the Indenture (including Section 4.11 thereof), the Company may in its sole discretion permit a Permitted Lessee to exercise any or all rights which the Company would be entitled to exercise under this Section 3.02, and may cause a Permitted Lessee to perform any or all of the Company’s obligations under Article III hereof, and the Collateral Agent agrees to accept actual and full performance thereof by a Permitted Lessee in lieu of performance by the Company. No pooling agreement, permitted lease or other relinquishment of possession of any Pledged Spare Part shall in any way discharge or diminish any of the Company’s obligations under this A Mortgage or constitute a waiver by the Collateral Agent of any rights or remedies hereunder.

(c) Permitted Sale or Dispositions.

(i) So long as no Special Default or Event of Default has occurred and is continuing, the Company may sell, transfer or dispose of Pledged Spare Parts free from the Lien of the A Mortgage, subject to compliance with Section 4.11 of the Indenture.

(ii) No purchaser in good faith of property purporting to be transferred pursuant to this Section 3.02 shall be bound to ascertain or inquire into the authority of the Company to make any such transfer, free and clear of the Lien of this A Mortgage. Any instrument of transfer executed by the Company under this Section 3.02 shall be sufficient for the purposes of this A Mortgage and shall constitute a good and valid release, assignment and transfer of the property therein described free from the Lien of this A Mortgage.

Section 3.03. Inspection.

(a) At all reasonable times, upon at least fifteen days prior written notice to the Company, the Secured Parties and their respective authorized representatives (the

[A Mortgage and Security Agreement]

“Inspecting Parties”) may (not more than once every 12 months unless an Event of Default has occurred and is continuing, then such inspection right shall not be so limited) inspect the Pledged Spare Parts (including without limitation, the Spare Parts Documents) and any such Inspecting Party may make copies of such Spare Parts Documents not reasonably deemed confidential by Company or any Permitted Lessee.

(b) Any inspection of the Pledged Spare Parts hereunder shall be limited to a visual inspection and shall not include the disassembling or opening of any components of any Pledged Spare Parts, and no such inspection shall interfere with the Company’s or any Permitted Lessee’s maintenance and use of the Pledged Spare Parts.

(c) With respect to such rights of inspection, no Secured Party shall have any duty or liability to make, or any duty or liability by reason of not making, any such visit, inspection or survey.

(d) Each Inspecting Party shall bear its own expenses in connection with any such inspection (including the cost of any copies made in accordance with Section 3.03(a)) provided that all such expenses incurred while an Event of Default shall have occurred shall be paid by the Company.

Section 3.04. Indenture Obligations.

The Company agrees to perform and observe all of the agreements, covenants and obligations of the Company set forth in the Indenture (including, without limitation, the payment in full of the principal of, interest on and all other amounts owing in respect of the Securities), the Securities and the other Transaction Documents (it being understood that this Section 3.04 shall not restrict the ability to amend or supplement, or waive compliance with, any Transaction Document in accordance with its terms).

Section 3.05. [Intentionally Omitted.]

Section 3.06. Insurance.

(a) Obligation to Insure. The Company shall comply with, or cause to be complied with, each of the provisions of Annex B, which provisions are hereby incorporated by this reference as if set forth in full herein.

(b) Insurance for Own Account. Nothing in this Section 3.06 shall limit or prohibit (a) the Company from maintaining the policies of insurance required under Annex B with higher coverage than those specified in Annex B, or (b) the Collateral Agent or any other Additional Insured from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by the Company pursuant to this Section 3.06 and Annex B.

[A Mortgage and Security Agreement]

(c) Indemnification by Government in Lieu of Insurance. The Collateral Agent agrees to accept, in lieu of insurance against any risk with respect to any Pledged Spare Part described in Annex B, indemnification from, or insurance provided by, the U.S. Government, or upon the written consent of the Collateral Agent, other Government Authority, against such risk in an amount that, when added to the amount of insurance (including permitted self-insurance), if any, against such risk that the Company (or any Permitted Lessee) may continue to maintain, in accordance with this Section 3.06, shall be at least equal to the amount of insurance against such risk otherwise required by this Section 3.06.

(d) Application of Insurance Proceeds. All losses will be adjusted by the Company with the insurers. As between the Company and the Collateral Agent, all insurance proceeds shall be distributed in accordance with the provisions of Annex B. At any time or from time to time after the receipt by the Collateral Agent of insurance proceeds following an Event of Loss, upon submission to the Collateral Agent of an Officer’s Certificate stating that the Company has after the occurrence of such Event of Loss purchased additional Spare Parts that are located at or have been shipped by vendor(s) to a Designated Location and stating the aggregate purchase price for such additional Pledged Spare Parts, the Collateral Agent shall pay the amount of such purchase price, up to the amount of such insurance proceeds not previously disbursed pursuant to this sentence or otherwise distributed under this A Mortgage to the Company or its designee. If either the Collateral Agent or the Company receives a payment of such insurance proceeds in excess of its entitlement pursuant to this A Mortgage, it shall promptly pay such excess to the other.

(e) Application of Payments During Existence of a Special Default or Event of Default. Any amount described in this Section 3.06 that is payable or creditable to, or retainable by, the Company shall not be paid or credited to, or retained by, the Company if at the time such payment, credit or retention would otherwise occur a Special Default or Event of Default shall have occurred and be continuing, but shall instead be held by or paid over to the Collateral Agent as security for the obligations of the Company under the Transaction Documents and shall be invested pursuant to Section 7.08 hereof. At such time as there shall not be continuing any Special Default or Event of Default, such amount and any gains thereon shall be paid to the Company to the extent not previously applied in accordance with this A Mortgage or the other Transaction Documents.

Section 3.07. Filings; Change of Office.

(a) The Company, at its sole cost and expense, will cause the FAA Filed Documents with respect to the Pledged Spare Parts, the Financing Statements with respect to the Pledged Spare Parts, and all continuation statements (and any amendments necessitated by any combination, consolidation or merger of the Company, any conveyance, transfer or lease of all or substantially all of the assets of the Company, or any change of the Company’s location) in respect of such Financing Statements, to be prepared and duly and timely filed and recorded, or filed for recordation, to the extent permitted under the Act (with respect to such FAA Filed Documents) or the UCC.

[A Mortgage and Security Agreement]

(b) The Company will give the Collateral Agent timely written notice (but in any event within 30 days prior to the expiration of the period of time specified under applicable law to prevent lapse of perfection) of any change of (x) its “location” (as such term is used in Section 9-307 of the UCC) from its then present location or (y) its legal name, and will promptly take any action required by Section 3.07(a) as a result of such relocation or change of its legal name.

ARTICLE IV

REMEDIES

Section 4.01. Remedies. If an Event of Default shall have occurred and be continuing and so long as the same shall continue unremedied, then and in every such case the Collateral Agent may exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Article IV and shall have and may exercise all of the rights and remedies of a secured party under the UCC and may take possession of all or any part of the properties covered or intended to be covered by the Lien created hereby or pursuant hereto and may exclude the Company and all persons claiming under it wholly or partly therefrom and may sell the Collateral as a whole or in part from time to time; provided, that the Collateral Agent shall give the Company twenty days’ prior written notice of its intention to sell any Collateral. Without limiting any of the foregoing, it is understood and agreed that the Collateral Agent may exercise any right of sale, lease or other disposition of any Collateral available to it, even though it shall not have taken possession of such Collateral and shall not have possession thereof at the time of such sale, may pursue all or part of the Collateral wherever it may be found and may enter any of the premises of the Company wherever the Collateral may be or is supposed to be and search for the Collateral and take possession of and remove the Collateral.

Section 4.02. Return of Collateral, Etc.

(a) If an Event of Default shall have occurred and be continuing and the unpaid Accreted Principal on any Security, together with interest accrued thereon, have become due and payable in accordance with Section 6.02 of the Indenture, at the request of the Collateral Agent, the Company shall assemble the Collateral and make it available to the Collateral Agent at the Designated Locations and shall promptly execute and deliver to the Collateral Agent such instruments of title and other documents as the Collateral Agent may deem necessary or advisable to enable the Collateral Agent or an agent or representative designated by the Collateral Agent, at such time or times and place or places as the Collateral Agent may specify, to obtain possession of all or any part of the Collateral to which the Collateral Agent shall at the time be entitled hereunder. If the Company shall for any reason fail to execute and deliver such instruments and documents after such request by the Collateral Agent, the Collateral Agent may (i) obtain a judgment conferring on the Collateral Agent the right to immediate possession and requiring the Company to execute and deliver such instruments and documents to the Collateral Agent, to the entry of which judgment the Company hereby specifically consents to the fullest extent permitted by Law and (ii) pursue all or part of such Collateral wherever it may be found and may enter any of the premises of the Company wherever such Collateral may be or is

[A Mortgage and Security Agreement]

supposed to be and search for such Collateral and take possession of and remove such Collateral. All expenses of obtaining such judgment or of pursuing, searching for and taking such property shall, until paid, be secured by the Lien of this A Mortgage.

(b) Upon every such taking of possession, the Collateral Agent may, from time to time, at the expense of the Company, make all such expenditures for maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modifications or alterations to and of the Collateral, as it may deem proper. In each such case, the Collateral Agent shall have the right to maintain, use, operate, store, insure, lease, control, manage, dispose of, modify or alter the Collateral and to exercise all rights and powers of the Company relating to the Collateral, as the Collateral Agent shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, modification or alteration of the Collateral or any part thereof as the Collateral Agent may determine, and the Collateral Agent shall be entitled to collect and receive directly all rents, revenues and other proceeds of the Collateral and every part thereof, without prejudice, however, to the right of the Collateral Agent under any provision of this A Mortgage to collect and receive all cash held by, or required to be deposited with, the Collateral Agent hereunder. Such rents, revenues and other proceeds shall be applied to pay the expenses of the maintenance, use, operation, storage, insurance, leasing, control, management, disposition, improvement, modification or alteration of the Collateral and of conducting the business thereof, and to make all payments which the Collateral Agent may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Collateral or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Company), and all other payments which the Collateral Agent may be required or authorized to make under any provision of this A Mortgage, as well as just and reasonable compensation for the services of the Collateral Agent, and of all persons properly engaged and employed by the Collateral Agent with respect hereto.

(c) To the extent permitted by applicable Law, the Collateral Agent and each other Secured Party may be a purchaser of the Collateral or any part thereof or any interest therein at any such sale thereof, whether pursuant to foreclosure or power of sale or otherwise. The Collateral Agent or any other Secured Party, upon any such purchase, shall acquire good title to the property so purchased, to the extent permitted by applicable Law, free of the Company’s rights of redemption. The Holders, or the Collateral Agent on their behalf, shall be entitled, at any sale or similar disposition of Collateral pursuant to the exercise of remedies, to credit against any purchase price bid at such sale by such Holder all or any part of the unpaid Obligations owing to such Holders.

(d) Upon any sale of the Collateral or any part thereof or interest therein pursuant hereto, whether pursuant to foreclosure or power of sale or otherwise, the receipt of the official making the sale by judicial proceeding or of the Collateral Agent shall be sufficient discharge to the purchaser for the purchase money and neither such official nor such purchaser shall be obligated to see to the application thereof.

[A Mortgage and Security Agreement]

(e) Any sale of the Collateral or any part thereof or any interest therein, whether pursuant to foreclosure or power of sale or otherwise hereunder, shall be a perpetual bar against the Company, after the expiration of the period, if any, during which such Person shall have the benefit of redemption laws which may not be waived as provided above.

(f) Any sale or other conveyance of any Collateral or any interest therein by the Collateral Agent made pursuant to the terms of this A Mortgage shall bind the Company and the Secured Parties and shall be effective to transfer or convey all right, title and interest of the Collateral Agent, the Company and the other Secured Parties in and to such Collateral. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Collateral Agent.

Section 4.03. Remedies Cumulative. Each and every right, power and remedy given to the Collateral Agent specifically or otherwise in this A Mortgage shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at Law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Collateral Agent, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Collateral Agent in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Company or to be an acquiescence therein.

Section 4.04. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this A Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Company and the Collateral Agent shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Company or the Collateral Agent shall continue as if no such proceedings had been instituted.

Section 4.05. Appointment of Receiver. The Collateral Agent shall, as a matter of right, be entitled to the appointment of a receiver (who may be the Collateral Agent or any successor or nominee thereof) for all or any part of the Collateral after the occurrence and during the continuance of an Event of Default, whether such receivership be incidental to a proposed sale of the Collateral or the taking of possession thereof or otherwise, and the Company hereby consents to the appointment of such a receiver and will not oppose any such appointment. Any receiver appointed for all or any part of the Collateral shall be entitled to exercise all the rights and powers of the Collateral Agent with respect to the Collateral.

Section 4.06. The Collateral Agent Authorized to Execute Bills of Sale, Etc. The Company irrevocably appoints, while an Event of Default has occurred and is continuing, the

[A Mortgage and Security Agreement]

Collateral Agent the true and lawful attorney-in-fact of the Company (which appointment is coupled with an interest) in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this A Mortgage, whether pursuant to foreclosure or power of sale, assignments and other instruments as may be necessary or appropriate or entering into any agreement described in Section 4.02(b), with full power of substitution, the Company hereby ratifying and confirming all that such attorney or any substitute shall do by virtue hereof in accordance with applicable law. Nevertheless, if so requested by the Collateral Agent or any purchaser, the Company shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Collateral Agent or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request.

ARTICLE V

RECEIPT, DISTRIBUTION AND APPLICATION OF PAYMENTS

Section 5.01. Payments Prior to Event of Default. Subject to Section 5.02, if the Collateral Agent shall receive any payment of principal (including, for this purpose, Accreted Principal) or interest on the Securities, it shall distribute such funds to the Paying Agent for payment to the Holders entitled thereto in accordance with the terms of the Indenture and the Securities.

Section 5.02. Payments After Event of Default. Except as otherwise provided in Section 5.03 hereof, all payments received from the Company or otherwise on account of the Secured Obligations and amounts held or realized by the Collateral Agent (including any amounts realized by the Collateral Agent from the exercise of any remedies pursuant to Article IV hereof), in each case after an Event of Default shall have occurred and be continuing, as well as all payments or amounts then held by the Collateral Agent as part of the Collateral, shall be applied in accordance with Section 6.10 of the Indenture; provided that, notwithstanding the provisions of Section 6.10 of the Indenture, after an Event of Default shall have occurred and be continuing and the Maturity of the Securities has been accelerated pursuant to Section 6.02 of the Indenture, such payments or amounts then held by the Collateral Agent as part of the Collateral shall be applied as follows under clause “Second” of Section 6.10 of the Indenture: Second: (i) first, to Holders for amounts due and unpaid on the Securities for all interest (including all interest on any applicable amounts accruing at the Post-Acceleration Rate) ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for interest and (ii) second, any remaining amounts to Holders for amounts due and unpaid on the Securities for Accreted Principal ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for Accreted Principal.

Section 5.03. Certain Payments.

(a) Any payments received by the Collateral Agent for which no provision as to the application thereof is made in this A Mortgage and for which such provision is made in the Indenture or any other Transaction Document shall be applied forthwith to the purpose for which such payment was made in accordance with the terms of the Indenture or such other Transaction Document, as the case may be.

[A Mortgage and Security Agreement]

(b) Notwithstanding anything to the contrary contained in this Article V, the Collateral Agent will distribute promptly upon receipt by it of any indemnity payment from the Company directly to the Person entitled thereto.

ARTICLE VI

DUTIES OF THE COLLATERAL AGENT

Section 6.01. Notice of Event of Default; Action Upon Event of Default. If the Collateral Agent has knowledge of an Event of Default, the Collateral Agent shall promptly give notice of such Event of Default to the Secured Parties and to the Company. The Collateral Agent shall take such action, or refrain from taking such action, with respect to such Event of Default (including with respect to the exercise of any rights or remedies hereunder), only as the Trustee shall instruct the Collateral Agent in writing. For all purposes of this A Mortgage, in the absence of knowledge by a Responsible Officer, the Collateral Agent shall not be deemed to have knowledge of a Default, an Event of Default or an Event of Loss unless notified in writing by the Company or any Secured Party.

Section 6.02. Action Upon Instructions. Subject to the terms of this Article VI, upon the written instructions at any time of the Trustee, the Collateral Agent shall promptly (i) give such notice, direction, consent, waiver or approval, or exercise such right, remedy or power hereunder in respect of all or any part of the Collateral, or (ii) take such other action in accordance with the terms hereof, the Indenture and the other Transaction Documents as shall be specified in such instruction. The Collateral Agent will execute such continuation statements with respect to Financing Statements relating to the security interest created hereunder in the Collateral as the Trustee may specify from time to time in written instructions, which instructions shall be accompanied by the form of continuation statement to be executed by the Collateral Agent, such continuation statement to be filed by either the Collateral Agent or the Company. The Collateral Agent shall not be liable to the Company with respect to any action taken or omitted to be taken by it hereunder, except for any actions or omissions constituting the gross negligence or willful misconduct of the Collateral Agent.

Section 6.03. Indemnification. The Collateral Agent shall not be required to take any action or refrain from taking any action under Section 6.01 (other than the first sentence thereof), Section 6.02 or Article IV or to take any action or refrain from taking any action at the direction or instructions of the Trustee under any other Section hereof, the Indenture or under any other Transaction Document unless it shall have received indemnification against any risks or costs incurred in connection therewith in form and substance reasonably satisfactory to it, including, without limitation, adequate advances against costs which may be incurred by it in connection therewith.

[A Mortgage and Security Agreement]

Section 6.04. No Duties Except as Specified in A Mortgage or Instructions. The Collateral Agent shall not have any duty or obligation to manage, control, lease, use, sell, operate, store, dispose of or otherwise deal with any of the Collateral, or to otherwise take or refrain from taking any action under, or in connection with, this A Mortgage, except as expressly provided by the terms of this A Mortgage or as expressly provided in written instructions received pursuant to the terms of Section 6.01 or 6.02; and no implied duties or obligations shall be read into this A Mortgage, the Indenture or the other Transaction Documents against the Collateral Agent. The Collateral Agent agrees that it will in its individual capacity and at its own costs and expense (but without any right of indemnity in respect of any such cost or expense under Section 6.08 hereof) promptly take such action as may be necessary duly to discharge all liens and encumbrances on any part of the Collateral which result from claims against it in its individual capacity not related to the administration of the Collateral or any other transaction pursuant to this A Mortgage or any document included in the Collateral.

Section 6.05. No Action Except Under A Mortgage or Instructions. The Collateral Agent agrees that it will not manage, control, use, sell, lease, operate, store, dispose of or otherwise deal with any Pledged Spare Parts or other property constituting part of the Collateral except in accordance with the powers granted to, or the authority conferred upon, the Collateral Agent pursuant to this A Mortgage, the Indenture and the other Transaction Documents and in accordance with the express terms hereof and thereof.

Section 6.06. Reports, Notices, Etc. The Collateral Agent will furnish to the other Secured Parties, promptly upon receipt thereof, duplicates or copies of all reports, opinions, notices, requests, demands, certificates, financial statements and other instruments furnished to the Collateral Agent, to the extent that the same shall not have been otherwise furnished to the other Secured Parties pursuant to this A Mortgage, the Indenture or any other Transaction Document; provided, the failure of the Collateral Agent to furnish the other Secured Parties with such duplicates or copies shall not impair or affect the validity of any such report, opinion, notice, request, demand, certificate, financial statement or other instrument. The Collateral Agent’s sole responsibility with respect to such reports, opinions, notices, requests, demands, certificates, financial statements and other instruments shall be to furnish them to the other Secured Parties to the extent provided in this Section.

Section 6.07. No Charges. The Collateral Agent agrees that it will not impose any lifting charge, cable charge, remittance charge or any other charge or fee on any transfer by the Company of funds to, through or by the Collateral Agent pursuant to the Indenture or any other Transaction Document, except as may be otherwise agreed in writing by the Company.

Section 6.08. Scope of Indemnification. The Collateral Agent shall be indemnified by the Company to the extent and in the manner provided in Section 6 of the Underwriting Agreement.

[A Mortgage and Security Agreement]

ARTICLE VII

THE COLLATERAL AGENT

Section 7.01. Acceptance of Duties. The Collateral Agent accepts the duties created pursuant to Article VI of this A Mortgage. The Collateral Agent shall have no liability hereunder, under the Indenture or under any other Transaction Document except as provided in Article VI of this A Mortgage.

Section 7.02. Absence of Duties. Except in accordance with written instructions, requests or consents furnished pursuant to Sections 6.01, 6.02 or 9.01 and except as provided in, and without limiting the generality of, Section 6.04, the Collateral Agent shall have no duty (a) to see to any recording or filing of this A Mortgage or any other document, or to see to the maintenance of any such recording or filing, (b) to see to any insurance on any of the Pledged Spare Parts or to effect or maintain any such insurance, whether or not the Company shall be in default with respect thereto, (c) to confirm, verify or inquire into the failure to receive any financial statements of the Company, (d) to inspect any of the Pledged Spare Parts at any time or ascertain or inquire as to the performance or observance of any of the Company’s covenants under this A Mortgage with respect to any of the Pledged Spare Parts or (e) to give any consent, make any election or determination or exercise any discretion, it being understood that, except as otherwise expressly provided herein, the duties of the Collateral Agent hereunder, under the Indenture and under any other Transaction Document shall be wholly ministerial in nature.

Section 7.03. No Representations or Warranties as to any Pledged Spare Parts or Documents. The Collateral Agent shall not be deemed to have made any representation or warranty as to the validity, legality or enforceability of this A Mortgage, the Indenture, the Securities, any A Mortgage Supplement, any other Transaction Document or any other document or instrument, or as to the correctness of any statement (other than a statement by the Collateral Agent) contained herein or therein.

Section 7.04. No Segregation of Moneys; No Interest. Subject to Section 7.08, no moneys received by the Collateral Agent hereunder need be segregated in any manner except to the extent required by law, and any such moneys may be deposited under such general conditions for the holding of trust funds as may be prescribed by law applicable to the Collateral Agent, and, except as otherwise provided herein or as agreed in writing by the Collateral Agent, the Collateral Agent shall not be liable for any interest thereon; provided that any payments received or applied hereunder by the Collateral Agent shall be accounted for by the Collateral Agent so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof.

Section 7.05. Reliance; Advice of Counsel. The Collateral Agent shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by the Collateral Agent to be genuine and reasonably believed by it to be signed by the proper party or parties as provided in Section 7.02 of the Indenture.

[A Mortgage and Security Agreement]

Section 7.06. Capacity in Which Acting. The Collateral Agent has entered into this A Mortgage in its capacity as agent for the other Secured Parties. In performing its functions and duties hereunder, the Collateral Agent shall act solely as an agent of the other Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Company or any of its successors and assigns.

Section 7.07. Compensation and Reimbursement. The Company agrees:

(a) to pay to the Collateral Agent from time to time reasonable compensation for all services rendered by it hereunder, under the Indenture or under any other Transaction Document as separately agreed between them; and

(b) except as otherwise expressly provided herein, to reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this A Mortgage, the Indenture or any other Transaction Document (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith; provided that, the Collateral Agent agrees that it shall have no rights against the Holders for any fee as compensation for its services as collateral agent under this A Mortgage.

Section 7.08. Investment of Security Funds. Any monies paid to or received by the Collateral Agent which are required to be paid to the Company or applied for the benefit of the Company, but which the Collateral Agent is entitled to hold under the terms hereof pending the occurrence of some event or the performance of some act (including, without limitation, the remedying of a Special Default or an Event of Default), shall, until paid to the Company or applied as provided herein, be invested by the Collateral Agent at the written authorization and direction of the Company (except when a Special Default or an Event of Default has occurred and is continuing or when the Company fails to give the Collateral Agent such written authorization and direction, during which time the Collateral Agent shall invest such funds in accordance with its automated cash investment system) from time to time at the sole expense and risk of the Company in Investment Securities. All Investment Securities held by the Collateral Agent shall either be (a) registered in the name of, payable to the order of, or specially endorsed to, the Collateral Agent or (b) held in an Eligible Account. There shall be remitted to the Company any gain (including interest received) realized as the result of any such investment (net of any fees, commissions, other expenses or losses, if any, incurred in connection with such investment) unless a Special Default or an Event of Default shall have occurred and be continuing. The Collateral Agent shall not be liable for any loss relating to any Investment Security made pursuant to this Section 7.08. The Company will promptly pay to the Collateral Agent, on demand, the amount of any loss (net of any gains, including interest received) realized as the result of any such investment (together with any fees, commissions and other expenses, if any, incurred in connection with such investment).

[A Mortgage and Security Agreement]

ARTICLE VIII

SUPPLEMENTS AND AMENDMENTS TO THIS MORTGAGE

AND OTHER DOCUMENTS

Section 8.01. Amendments. Except as set forth in Section 8.02, no amendment or modification hereof shall be effective unless signed by the Company and the Collateral Agent (at the written direction of the Trustee).

Section 8.02. No Request Necessary for an A Mortgage Supplement. No written request or consent of the Holders or the Trustee shall be required to enable the Collateral Agent to execute and deliver an A Mortgage Supplement specifically required by the terms hereof, the Indenture or any other Transaction Document.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Termination of A Mortgage. Upon (or at any time after) payment in full of the Secured Obligations (provided that no Default or Event of Default shall have occurred and be continuing), then upon request of the Company, the Collateral Agent shall execute and deliver to or as directed in writing by the Company an appropriate instrument furnished to it by the Company releasing the Pledged Spare Parts and all other Collateral from the Lien of the A Mortgage and, in such event, this A Mortgage shall terminate and be of no further force or effect; provided that, this A Mortgage and the Lien created hereby shall earlier terminate and this A Mortgage shall be of no further force or effect upon any sale or other final disposition by the Collateral Agent of all property constituting part of the Collateral and the final distribution by the Collateral Agent of all monies or other property or proceeds constituting part of the Collateral in accordance with the terms hereof. In connection with any release of the Collateral pursuant to the first sentence of this Section 9.01, the Collateral Agent shall, at the Company’s expense, procure the discharge of the Lien granted under this A Mortgage in the Pledged Spare Parts. Except as aforesaid otherwise provided and as provided elsewhere herein, this A Mortgage and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

Section 9.02. Bankruptcy. It is the intention of the parties that the Collateral Agent shall be entitled to the benefits of Section 1110 with respect to the financing of the Pledged Spare Parts under the Indenture and the other Transaction Documents in the event of a case under Chapter 11 of the Bankruptcy Code in which the Company is a debtor, and in any instance where more than one construction is possible of the terms and conditions hereof, the Indenture or any other pertinent Transaction Document, each such party agrees that a construction which would preserve such benefits shall control over any construction which would not preserve such benefits. In furtherance of the foregoing, the Company hereby confirms to the Collateral Agent that all Spare Parts subjected to the Lien of this A Mortgage shall have been first placed in service after October 22, 1994, and no other Spare Parts not so placed in service shall at any time be subjected to the Lien of this A Mortgage.

[A Mortgage and Security Agreement]

Section 9.03. No Legal Title to Collateral in Secured Parties. No Secured Party shall have legal title to any part of the Collateral. No transfer, by operation of law or otherwise, of a Security or other right, title and interest of any Secured Party in and to the Collateral or hereunder shall operate to terminate this A Mortgage or entitle such holder or any successor or transferee of such holder to an accounting or to the transfer to it of any legal title to any part of the Collateral.

Section 9.04. Sale of Collateral by Collateral Agent Is Binding. Any sale or other conveyance of the Collateral, or any part thereof (including any part thereof or interest therein), by the Collateral Agent made pursuant to the terms of this A Mortgage shall bind the Secured Parties and shall be effective to transfer or convey all right, title and interest of the Collateral Agent, the Company, and the other Secured Parties in and to such Collateral or part thereof. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Collateral Agent.

Section 9.05. A Mortgage for Benefit of the Company, Collateral Agent and Secured Parties. Nothing in this A Mortgage, whether express or implied, shall be construed to give any Person other than the Company, the Collateral Agent and the other Secured Parties any legal or equitable right, remedy or claim under or in respect of this A Mortgage, except that the Persons referred to in the last paragraph of Section 3.02(b) shall be third party beneficiaries of such paragraph.

Section 9.06. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this A Mortgage to be made, given, furnished or filed shall be in writing in the English language, personally delivered, sent by recognized overnight carrier or mailed by certified mail, postage prepaid, or by facsimile, and (i) if to the Company, addressed to it at 77 W. Wacker Drive, Chicago, Illinois 60601, Attention: Vice President and Treasurer, facsimile: (312) 997-8333 or (ii) if to the Collateral Agent or the Trustee, addressed to it at its office 299 South Main Street, Salt Lake City, UT 84111, Attention: Corporate Trust Services, facsimile number (801) 246-5053. Whenever any notice in writing is required to be given by the Company or the Collateral Agent to the other of them, such notice shall be deemed given and such requirement satisfied when such notice is received at such address. Any of the foregoing Persons may change the address or telefax number to which notices to such party will be sent by giving notice of such change to the other Persons.

Section 9.07. Severability. Any provision of this A Mortgage which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, to the fullest extent permitted by law. Any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, to the fullest extent permitted by law.

[A Mortgage and Security Agreement]

Section 9.08. No Oral Modification or Continuing Waivers. No term or provision of this A Mortgage may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Company and the Collateral Agent. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

Section 9.09. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto, the other Secured Parties and the permitted successors and assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Secured Party shall bind the successors and assigns of such Secured Party.

Section 9.10. Headings. The headings of the various Articles and sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 9.11. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS A MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Any legal action or proceeding with respect to this A Mortgage may be brought in the courts of the State of New York or the United States for the Southern District of New York located in the Borough of Manhattan, and, by execution and delivery of this A Mortgage, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this A Mortgage brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address specified pursuant to Section 9.06, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of either party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.

(b) Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this A Mortgage brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

[A Mortgage and Security Agreement]

Section 9.12. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, THIS A MORTGAGE OR ANY MATTER ARISING HEREUNDER.

Section 9.13. Counterparts. This A Mortgage may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

*     *     *

[A Mortgage and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this A Mortgage to be duly executed by their respective officers thereof duly authorized as of the day and year first above written.

UNITED AIR LINES, INC.

By:	/s/ Stephen R. Lieberman
Name:	Stephen R. Lieberman
Title:	Vice President and Treasurer

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ David Wall
Name:	David Wall
Title:	Assistant Vice President

[A Mortgage and Security Agreement]

ANNEX A

DEFINED TERMS

“A Mortgage” means this A Mortgage and Security Agreement.

“A Mortgage Supplement” means an A Mortgage Supplement, substantially in the form of Exhibit A to this A Mortgage, with appropriate modifications to reflect the purpose for which it is being used.

“Act” means part A of subtitle VII of title 49, United States Code.

“Additional Insured” is defined in Section C(i) of Annex B.

“Aircraft” means any contrivance invented, used, or designed to navigate or fly in, the air.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Debt Balance” is defined in Section B of Annex B.

“Designated Locations” means any of the locations in the U.S. described in the initial A Mortgage Supplement and any subsequent A Mortgage Supplement (meeting the requirements of Section 3.02(b)) at which Spare Parts are held by or on behalf of the Company.

“Eligible Account” means an account established by and with an Eligible Institution at the request of the Collateral Agent, which institution agrees, for all purposes of the UCC including Article 8 thereof, that (a) such account shall be a “securities account” (as defined in Section 8-501 of the UCC), (b) such institution is a “securities intermediary” (as defined in Section 8-102(a)(14) of the UCC), (c) all property (other than cash) credited to such account shall be treated as a “financial asset” (as defined in Section 8-102(9) of the UCC), (d) the Collateral Agent shall be the “entitlement holder” (as defined in Section 8-102(7) of the UCC) in respect of such account, (e) it will comply with all entitlement orders issued by the Collateral Agent to the exclusion of the Company, (f) it will waive or subordinate in favor of the Collateral Agent all claims (including, without limitation, claims by way of security interest, lien or right of set-off or right of recoupment) and (g) the “securities intermediary jurisdiction” (under Section 8-110(e) of the UCC) shall be the State of New York.

“Eligible Institution” means the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), which has a long-term unsecured debt rating from Moody’s of at least A3 or its equivalent and from S&P of at least A- or its equivalent.

“Engine” means an engine used, or intended to be used, to propel an Aircraft.

ANNEX A

[A Mortgage and Security Agreement]

“Event of Default” has the meaning set forth in Section 6.01 of the Indenture.

“Event of Loss” means, with respect to any Pledged Spare Part, any of the following circumstances, conditions or events with respect to such Pledged Spare Part, for any reason whatsoever:

(a)	the loss of such Pledged Spare Part or of the use thereof due to the destruction of such Pledged Spare Part, damage to such Pledged Spare Part beyond economic repair or rendition of such Pledged Spare Part permanently unfit for normal use by Company;

(b)	the actual or constructive total loss of such Pledged Spare Part or any damage to such Pledged Spare Part, which results in an insurance settlement with respect to such Pledged Spare Part on the basis of a total loss or constructive or compromised total loss;

(c)	any theft or disappearance of such Pledged Spare Part for a period of 180 consecutive days or more; and

(d)	any seizure, condemnation, confiscation, taking or requisition (including loss of title) of such Pledged Spare Part by any Government Entity or purported Government Entity (other than a requisition of use by the U.S. Government) for a period exceeding 6 consecutive months.

“Expendables” means Pledged Spare Parts, other than Rotables and Repairables.

“FAA” means the Federal Aviation Administration of the United States or any Government Authority succeeding to the functions of such Federal Aviation Administration.

“FAA Filed Documents” means the A Mortgage and any A Mortgage Supplement thereto.

“FAA Regulations” means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Transaction Documents or relating to the observance or performance of the obligations of any of the parties to the Transaction Documents.

“Investment Security” means (a) any bond, note or other obligation which is a direct obligation of or guaranteed by the U.S. or any agency thereof; (b) any obligation which is a direct obligation of or guaranteed by any state of the U.S. or any subdivision thereof or any

ANNEX A

[A Mortgage and Security Agreement]

agency of any such state or subdivision, and which has the highest rating published by Moody’s or S&P; (c) any commercial paper issued by a U.S. obligor and rated at least P-1 by Moody’s or A-1 by S&P; (d) any money market investment instrument relying upon the credit and backing of any bank or trust company which is a member of the Federal Reserve System and which has a combined capital (including capital reserves to the extent not included in capital) and surplus and undivided profits of not less than $250,000,000 (including the Collateral Agent and its Affiliates if such requirements as to Federal Reserve System membership and combined capital and surplus and undivided profits are satisfied), including, without limitation, certificates of deposit, time and other interest-bearing deposits, bankers’ acceptances, commercial paper, loan and mortgage participation certificates and documented discount notes accompanied by irrevocable letters of credit and money market fund investing solely in securities backed by the full faith and credit of the United States; or (e) repurchase agreements collateralized by any of the foregoing.

“Indenture” means the “Indenture” as described in the first WHEREAS clause to this A Mortgage.

“Law” means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Lien” means any mortgage, lien, pledge, charge, claim, encumbrance, lease or other security interest or any preferential arrangement that has the practical effect of creating a security interest.

“Paying Agent” has the meaning assigned thereto in Section 2.03 of the Indenture.

“Permitted Lease” is a lease permitted under Section 3.02(b)(iv) hereof.

“Permitted Lessee” has the meaning set forth in Section 3.02(b)(iv) hereof.

“Permitted Liens” means, with respect to any Pledged Spare Part, (a) the rights of the Collateral Agent under the Transaction Documents, or of any Permitted Lessee under any Permitted Lease; (b) Liens attributable to the Collateral Agent; (c) the rights of others under agreements or arrangements to the extent expressly permitted by the terms of Section 3.02(b); (d) Liens of Taxes of the Company (and its U.S. federal tax law consolidated group) or which are assessed with respect to or against any Pledged Spare Part, either not yet delinquent or being contested in good faith by appropriate proceedings so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Pledged Spare Parts or the interest of Collateral Agent therein or impair the Lien of the A Mortgage; (e) materialmen’s, mechanics’, workers’, repairers’, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent for more than 60 days or is being contested in good faith by appropriate proceedings, so long as such Liens and such proceedings do not involve any material risk of the sale, forfeiture or loss of the Pledged Spare Parts or the interest of Collateral Agent therein or impair the Lien of the A Mortgage; (f) Liens arising out of any judgment or award against the Company (or any Permitted Lessee), so long as such judgment shall, within 60 days after the entry thereof, have been discharged or vacated, or

ANNEX A

[A Mortgage and Security Agreement]

execution thereof stayed pending appeal or shall have been discharged, vacated or reversed within 60 days after the expiration of such stay, and so long as during any such 60 day period there is not, or any such judgment or award does not involve, any material risk of the sale, forfeiture or loss of the Pledged Spare Parts or the interest of Collateral Agent therein or impair the Lien of the Mortgage; (g) salvage or similar rights of insurers under policies required to be maintained by Company under Section 3.06 of the A Mortgage; and (h) any other Lien with respect to which the Company (or any Permitted Lessee) shall have provided a bond, cash collateral or other security adequate in the reasonable opinion of Collateral Agent.

“Pledged Agreement” means each contract, agreement or instrument included in the Collateral.

“Pledged Spare Parts” has the meaning set forth in clause (1) of the Granting Clauses of this A Mortgage.

“Repairable” means a Pledged Spare Part that can be economically restored to a serviceable condition, but has a life that is materially shorter than the life of the flight equipment to which it relates (for the avoidance of doubt, a Repairable cannot be a Rotable and vice versa).

“Rotable” means a Pledged Spare Part that wears over time and can be repeatedly restored to a serviceable condition over a period approximating the life of the flight equipment to which it relates.

“Secured Obligations” means the “Obligations” as defined in the Indenture.

“Securities Account” is defined in Section 2.16 of the Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” is defined in Section 2.16 of the Indenture.

“Spare Parts” means an accessory appurtenance or part of an Aircraft (except an Engine) or Engine that is to be installed at a later time in an Aircraft or Engine.

“Spare Parts Documents” has the meaning set forth in clause (6) of the Granting Clause of this A Mortgage.

“Special Default” means the occurrence of any Default referred to in Section 6.01(i), (ii), (ix) and (x) of the Indenture.

“Threshold Amount” means $2,000,000.

“United States” or “U.S.” means the United States of America; provided that for geographic purposes, “United States” means, in aggregate, the 50 States and the District of Columbia of the United States of America.

ANNEX A

[A Mortgage and Security Agreement]

“U.S. Certificated Air Carrier” means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

“U.S. Government” means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States.

RULES OF CONSTRUCTION

Unless the context otherwise requires: (1) a term has the meaning assigned to it; (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (3) “or” is not exclusive; (4) words in the singular include the plural, and in the plural include the singular; (5) words implying any gender shall apply to all genders and (6) “including” means including without limitation.

ANNEX A

[A Mortgage and Security Agreement]

ANNEX B

INSURANCE

Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in the A Mortgage.

A.	Liability Insurance

The Company will carry or cause to be carried at all times, at no expense to any Additional Insured, third party liability insurance with respect to the Pledged Spare Parts, which is (i) of an amount and scope as may be customarily maintained by the Company for equipment similar to the Pledged Spare Parts and (ii) maintained in effect with insurers of nationally or internationally recognized responsibility (such insurers being referred to herein as “Approved Insurers”).

B.	Property Insurance

The Company will carry or cause to be carried at all times, at no expense to any Additional Insured, with Approved Insurers insurance covering physical damage to the Pledged Spare Parts providing for the reimbursement of the actual expenditure incurred in repairing or replacing any damaged or destroyed Pledged Spare Part or, if not repaired or replaced, for the payment of the amount it would cost to repair or replace such Pledged Spare Part, on the date of loss, with proper deduction for obsolescence and physical depreciation. The Collateral Agent shall be named as a loss payee as its interests may appear.

Any policies of insurance carried in accordance with this Annex B covering the Pledged Spare Parts and any policies taken out in substitution or replacement for any such policies shall provide that (A) all insurance proceeds up to 110% of the outstanding Accreted Principal (the “Debt Balance”) paid under such policies as a result of the occurrence of an Event of Loss with respect to any Pledged Spare Part involving proceeds in excess of the Threshold Amount will be paid to the Collateral Agent, it being agreed that the Collateral Agent shall pay the amount of such proceeds to the Company or its order to the extent required under Section 3.06(d) and (B) the entire amount of any insurance proceeds not involving an Event of Loss with respect to any Pledged Spare Parts or involving proceeds of the Threshold Amount or less and the amount of insurance proceeds in excess of the Debt Balance shall be paid to the Company or its order; provided that if a Special Default or an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Collateral Agent or the Trustee, the amount of any proceeds of any loss with respect to the Pledged Spare Parts shall be paid to the Collateral Agent.

C.	General Provisions

Any policies of insurance carried in accordance with Sections A and B, including any policies taken out in substitution or replacement for such policies:

(i) in the case of Section A, shall name the Collateral Agent and the Trustee as an additional insured (collectively, the “Additional Insureds”), as their respective interests may appear;

ANNEX B

[A Mortgage and Security Agreement]

(ii) shall provide that, in respect of the respective interests of each Additional Insured in such policies, the insurance shall not be invalidated or impaired by any action or inaction (including misrepresentation and non-disclosure) of the Company (or any Permitted Lessee) or any other Person and shall insure the respective interests of the Additional Insureds, as they appear, regardless of any breach or violation of any representation, warranty, declaration, term or condition contained in such policies by the Company (or any Permitted Lessee) or by any other Person;

(iii) shall provide that if the insurers cancel such insurance for any reason whatsoever, or if the same is allowed to lapse for non-payment of premium, or if any material change is made in the insurance which adversely affects the interest of any Additional Insured, such lapse, cancellation or change shall not be effective as to any Additional Insured for thirty days (10 days for nonpayment of premiums or cancellation by the Company) after receipt by such Additional Insured of written notice by such insurers of such lapse, cancellation or change, provided, however, that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable;

(iv) shall waive any right of the insurers to recourse, subrogation, recoupment, set-off or counterclaim or any other deduction, whether by attachment or otherwise, against any Additional Insured;

(v) shall be primary without right of contribution from any other insurance that may be available to any Additional Insured;

(vi) shall provide that all of the liability insurance provisions thereof, except the limits of liability and agreed value, shall operate in all respects as if a separate policy had been issued covering each party insured thereunder;

(vii) shall provide that none of the Additional Insureds shall be liable for any insurance premium; and

(viii) may provide for self-insurance to the extent permitted in Section F hereof.

D.	Reports and Certificates; Other Information

On or prior to the Closing Date and on or prior to each renewal date of the insurance policies required hereunder, the Company will furnish or cause to be furnished to the Collateral Agent insurance certificates describing in reasonable detail the insurance maintained by the Company hereunder and a report, signed by Aon Risk Services, Inc. of Illinois, or any other independent firm of insurance brokers which brokers may be in the regular employ of the Company or any Permitted Lessee (the “Insurance Broker”), describing in reasonable detail the

ANNEX B

[A Mortgage and Security Agreement]

property and liability insurance then carried and maintained with respect to the Pledged Spare Parts and stating the opinion of such firm that such insurance complies with the requirements of this Annex B; provided, however, that such opinion shall not be required if the then Insurance Broker generally does not provide such an opinion or will provide such an opinion only for material additional cost. The Company will cause the Insurance Broker to agree to advise the Collateral Agent in writing of any act or omission on the part of the Company of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Pledged Spare Parts or cause the cancellation, termination or interruption of such insurance and to advise such Persons in writing at least 30 days prior to the cancellation or material adverse change of any insurance maintained pursuant to this Annex B, provided that if the notice period specified above is not reasonably obtainable, the Insurance Broker shall provide for as long a period of prior notice as shall then be reasonably obtainable.

E.	Right to Pay Premiums

The Additional Insureds shall have the rights but not the obligations of an additional named insured. None of the Collateral Agent and the other Additional Insured shall have any obligation to pay any premium, commission, assessment or call due on any such insurance (including reinsurance). Notwithstanding the foregoing, in the event of cancellation of any insurance due to the non-payment of premiums, the Collateral Agent shall have the option, in its sole discretion, to pay any such premium in respect of the Pledged Spare Parts that is due in respect of the coverage pursuant to this A Mortgage and to maintain such coverage, as the Collateral Agent may require, until the scheduled expiry date of such insurance and, in such event, the Company shall, upon demand, reimburse the Collateral Agent for amounts so paid by it.

F.	Deductibles; Self-insurance

The Company may self-insure by way of deductible, premium adjustment or franchise provisions or otherwise in the insurance covering the risks required to be insured against pursuant to this Annex B in such amounts as shall be consistent with its normal practices.

ANNEX B

[A Mortgage and Security Agreement]

EXHIBIT A

FORM OF A MORTGAGE SUPPLEMENT

This A MORTGAGE SUPPLEMENT NO.     , dated             , 20     (herein called this “A Mortgage Supplement”) of UNITED AIR LINES, INC., as the borrower (the “Company”).

W I T N E S S E T H:

WHEREAS, the A Mortgage and Security Agreement, dated as of July 2, 2009 (the “A Mortgage”), between the Company and Wells Fargo Bank Northwest, National Association, as the Collateral Agent (the “Collateral Agent”), provides for the execution and delivery of a supplement thereto substantially in the form hereof, which shall particularly describe the Designated Locations and shall specifically mortgage the Pledged Spare Parts to the Collateral Agent; and

WHEREAS, the A Mortgage grants a Lien on, among other things, certain Spare Parts first placed in service after October 22, 1994, to secure (subject to the provisions of the A Mortgage), among other things, the Secured Obligations;

[WHEREAS, the A Mortgage relates to the Spare Parts at the Designated Locations described on the attached Schedule 1, and a counterpart of the A Mortgage is attached hereto and made a part hereof and this A Mortgage Supplement, together with such counterpart of the A Mortgage, is being filed for recordation on the date hereof with the FAA as one document;]1

WHEREAS, the Company has previously designated the locations at which the Pledged Spare Parts may be maintained by or on behalf of the Company in the A Mortgage [and in A Mortgage Supplement No.     ;]2

WHEREAS, the A Mortgage and the A Mortgage Supplements have been duly recorded with the FAA at Oklahoma City, Oklahoma pursuant to the Act on the following date(s) as a document or conveyance bearing the following number(s):

	DATE OF RECORDING	DOCUMENT OR CONVEYANCE NO.
A Mortgage	[-]	[-][3]

[1]	To be included for A Mortgage Supplement No. 1.
[2]	To be included for all A Mortgage Supplements after A Mortgage Supplement No. 1.
[3]	To be included for all A Mortgage Supplements after A Mortgage Supplement No. 1.

EXHIBIT A

[A Mortgage and Security Agreement]

NOW, THEREFORE, the Company confirms that there is hereby granted and that the A Mortgage grants, a Lien on, among other things, all Pledged Spare Parts first placed in service after October 22, 1994 (to secure (subject to the provisions of the A Mortgage), among other things, the Company’s obligations to the Secured Parties) at the Designated Locations listed in Schedule 1 hereto.

TO HAVE AND TO HOLD all and singular the aforesaid property unto the Collateral Agent, its successors and assigns, in trust for the equal and proportionate benefit and security of the Secured Parties without any preference, distinction or priority of any one Security over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, except as provided in the A Mortgage, and for the uses and purposes and subject to the terms and provisions set forth in the A Mortgage.

This A Mortgage Supplement shall be construed as supplemental to the A Mortgage and shall form a part thereof. The A Mortgage is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

THIS A MORTGAGE SUPPLEMENT IS DELIVERED IN THE STATE OF NEW YORK. THIS A MORTGAGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Delivery of an executed counterpart of a signature page to this A Mortgage Supplement by telecopier shall be effective as delivery of an original executed counterpart of this A Mortgage Supplement.

*    *    *

EXHIBIT A

[A Mortgage and Security Agreement]

IN WITNESS WHEREOF, the Company has caused this A Mortgage Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.

UNITED AIR LINES, INC.

By:
Name:
Title:

EXHIBIT A

[A Mortgage and Security Agreement]

SCHEDULE 1

to Exhibit A

DESIGNATED LOCATIONS:

No.	Name and Address

EXHIBIT A